EXHIBIT 99.1

Dragon Gold Resources, Inc. Changes Name to Edgeline Holdings, Inc.

HOUSTON, Texas - June 26, 2007

Edgeline Holdings, Inc, (OTCBB: DRGO), today announced that its stockholders at the Company's 2007 annual meeting on June 19, 2007, voted to the change the Company's name from Dragon Gold Resources, Inc. to Edgeline Holdings, Inc. and effect a 1-for-80 (1:80) reverse split of its common stock. In addition the shareholders elected J. Leonard Ivins and Carl A. Chase to serve on the Company's board of directors and approved the adoption of the Company's 2007 Employee Stock Option Plan. In connection with the name change and reverse split, a certificate of amendment was filed effective with the Nevada Secretary of State on June 22, 2007 and a new ticker symbol has been requested.

About Edgeline Holdings, Inc.

The Company focuses its efforts for growth in the area of discovering and acquiring leading-edge niche technologies, acting as their incubator and nurturing those technologies into market ready applications.

CONTACT:  Edgeline Holdings, Inc., Houston, Texas
                      Carl A. Chase, 713-402-6700